EXHIBIT NO. 10.7

MEMORANDUM

To: Shawn M. Harrington
Senior Vice President

From: Marc T. Giles

Date: December 7, 2001

On November 29, 2001, the Board of Directors of Gerber Scientific, Inc. (the "Board") appointed you Chief Financial Officer and Principal Accounting Officer of Gerber Scientific, Inc. (the "Company"). The Management Development and Compensation Committee of the Board (the "MDCC") has set your base salary at $265,000 per year effective December 3, 2001. Your bonus target remains at 50% and your fiscal year 2002 bonus will be calculated as follows: the bonus will be based on either the Gerber Coburn Optical, Inc. or Gerber Scientific, Inc. Executive Bonus score, whichever is higher. The bonus will be calculated using your base salary as of April 30, 2002.

Effective December 7, 2001, the MDCC has awarded you options to purchase 20,000 shares of the Common Stock of the Company and a restricted stock award of 10,000 shares, pursuant to the Company's 1992 Employee Stock Plan.

In addition, effective December 7, 2001, the Board has appointed you Chief Executive Officer of Gerber Coburn Optical, Inc.

If this memorandum sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this memorandum, which will then constitute our agreement on this subject.

Marc T. Giles

President and CEO

Agreed this 7th day of December, 2001

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Shawn M. Harrington